                            SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
            of the Securities Exchange Act of 1934 (Amendment No.1)

Filed by the Registrant                              |X|
Filed by a Party other than the Registrant           |_|

Check the appropriate box:

|X|      Preliminary Proxy Statement
|_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
|_|      Definitive Proxy Statement
|_|      Definitive Additional Materials
|_|      Soliciting Material under Rule 14a-12

                          MOLECULAR DEVICES CORPORATION
                (Name of Registrant as Specified In Its Charter)


     (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box)

|X|      No fee required.
|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1.       Title of each class of securities to which transaction applies:

2.       Aggregate number of securities to which transaction applies:



3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4.       Proposed maximum aggregate value of transaction:



5.       Total fee paid:


|_|      Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

6.       Amount Previously Paid:


7.       Form, Schedule or Registration Statement No.: Preliminary 14A

8.       Filing Party: Molecular Devices Corporation

9.       Date Filed: April 20,2001

                          MOLECULAR DEVICES CORPORATION
                               1311 Orleans Drive
                               Sunnyvale, CA 94089

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON MAY 24, 2001

TO THE STOCKHOLDERS OF MOLECULAR DEVICES CORPORATION:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of MOLECULAR DEVICES CORPORATION, a Delaware corporation (the "Company"), will be held on Thursday, May 24, 2001 at 10:30 a.m. local time at the Company's corporate headquarters, located at 1311 Orleans Drive, Sunnyvale, California 94089 for the following purposes:

1. To elect directors to serve for the ensuing year and until their successors are elected.

2. To approve the Company's 1995 Stock Option Plan, as amended, to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by 1,000,000 shares (resulting in a net increase in the shares authorized for issuance under the Company's employee equity incentive plans of 470,991 shares based on a concurrent reduction in the number of shares authorized under LJL BioSystems' 1994 Equity Incentive Plan, 1997 Stock Plan and 1998 Directors' Stock Plan, as described in the Proxy Statement accompanying this Notice).

3. To approve an amendment to the Company's Certificate of Incorporation to increase the authorized number of shares of Common Stock from 30,000,000 to 60,000,000 shares.

4. To ratify the selection of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 2001.

5. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

         The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

         The Board of Directors has fixed the close of business on April 23, 2001, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                       By Order of the Board of Directors

                                       /s/ James C. Kitch
                                       -----------------------------
                                       James C. Kitch
                                       Secretary

Sunnyvale, California
April  , 2001
     --
--------------------------------------------------------------------------------
         ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.
--------------------------------------------------------------------------------

                          MOLECULAR DEVICES CORPORATION
                               1311 Orleans Drive
                               Sunnyvale, CA 94089

                                 PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 24, 2001

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

         The enclosed proxy is solicited on behalf of the Board of Directors of Molecular Devices Corporation, a Delaware corporation ("Molecular Devices" or the "Company"), for use at the Annual Meeting of Stockholders to be held on May 24, 2001, at 10:30 a.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Company's corporate headquarters, located at 1311 Orleans Drive, Sunnyvale, California 94089. The Company intends to mail this proxy statement and accompanying proxy card on or about April 26, 2001, to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

         The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

VOTING RIGHTS AND OUTSTANDING SHARES

         Only holders of record of Common Stock at the close of business on April 23, 2001 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on April 23, 2001 the Company had outstanding and entitled to vote __________ shares of Common Stock.

         Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

         All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Except for Proposal 3, broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved. With respect to Proposal 3, abstentions and broker non-votes will have the same effect as negative votes.

REVOCABILITY OF PROXIES

         Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 1311 Orleans Drive, Sunnyvale, California 94089, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

         The deadline for submitting a stockholder proposal for inclusion in the Company's proxy statement and form of proxy for the Company's 2002 annual meeting of stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission is December 13, 2001. Stockholders wishing to submit proposals or director nominations that are not to be included in such proxy statement and proxy must do so by February 11, 2002. Such proposal or nomination, however, may not be submitted before January 12, 2002. Stockholders are also advised to review the Company's Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.



                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

         There are eight nominees for the nine Board positions presently authorized in the Company's Bylaws. Each director to be elected will hold office until the next annual meeting of stockholders and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal. Each nominee listed below is currently a director of the Company, having been elected by the stockholders. Lev J. Leytes, who joined the Board in August 2000 in connection with the Company's acquisition of LJL BioSystems, has decided to resign from his position as a director of the Company, effective as of the date of the Annual Meeting. (Currently, the Company's Bylaws authorize nine directors; however, the Board intends to amend the Company's Bylaws, effective as of the date of the Annual Meeting, to reduce the authorized size of the Board to eight directors).

         Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the eight nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve.

NOMINEES

         The names of the nominees and certain information about them are set forth below:

NAME                                            AGE    PRINCIPAL OCCUPATION/POSITION HELD WITH THE COMPANY
----                                            ---    ---------------------------------------------------
Joseph D. Keegan, Ph.D..................        47     President, Chief Executive Officer
Moshe H. Alafi..........................        72     General Partner, Alafi Capital Company
David L. Anderson.......................        57     Managing Director, Sutter Hill Ventures
A. Blaine Bowman........................        54     President, Chief Executive Officer, Dionex Corporation
Paul Goddard, Ph.D......................        51     President and Chief Executive Officer, Elan Pharmaceuticals
Andre F. Marion.........................        65     Independent Investor
Harden M. McConnell, Ph.D...............        73     Robert Eckles Swain Professor of Physical Chemistry at Stanford
                                                       University, Management Consultant
J. Allan Waitz, Ph.D....................        65     Independent Investor


         Joseph D. Keegan, Ph.D., was appointed as President and Chief Executive Officer of the Company effective March 30, 1998. From 1992 to 1998, Dr. Keegan served in various positions at Becton Dickinson and Company, a research and diagnostic company, including the positions of Vice President, Sales and Service, Vice President, General Manager of the Immunocytometry Systems Division and, most recently, President of the Worldwide Tissue Culture Business. From 1987 to 1992, he was employed by LEICA, Inc., a microscope manufacturer, where he held various senior management positions. Dr. Keegan is a member of the Board of Directors of Argonex, Inc. Dr. Keegan holds a Ph.D. in Chemistry from Stanford University.

         Moshe H. Alafi has been a director of the Company since 1985. Mr. Alafi has been the general partner of Alafi Capital Company, which specializes in forming new companies in the medical, pharmaceutical and biological fields, since January 1984.

         David L. Anderson has been a director of the Company since 1983. Mr. Anderson has been managing director of Sutter Hill Ventures, a California limited partnership, a venture capital investment partnership, since 1974. Mr. Anderson is also a director of Dionex Corporation (Dionex), a leading supplier of analytical instrumentation, and Broadvision, Inc., a software company.

         A. Blaine Bowman has been director of the Company since 1985. Mr. Bowman is, and has been since 1980, President, Chief Executive Officer and a director of Dionex.

         Paul Goddard, Ph.D., has been a director of the Company since September 1995. Dr. Goddard is the Chairman of Advanced Polymer Systems, which develops, manufactures and sells patented delivery systems to enhance the safety and effectiveness of prescription products, and Alchemia Inc., a private Australian company. Dr. Goddard served as President and Chief Executive Officer of Elan Pharmaceuticals, a division of Elan PLC, from 2000 through 1998. Dr. Goddard served as Chairman, Chief Executive Officer and Director of Neurex Corporation from 1991 through 1998 when Neurex Corporation was acquired by Elan PLC. From 1976 through February 1991, Dr. Goddard was employed by SmithKline Beecham Corp., a pharmaceutical company, and its predecessors in various positions, most recently as Senior Vice President and Director, Japan-Pacific. He is also a director of Onyx Pharmaceutical Inc.

         Andre F. Marion has been a director of the Company since September 1995. Mr. Marion was a founder of Applied Biosystems, Inc., a supplier of instruments for biotechnology research, and served as its Chief Operating Officer from 1983 to 1986, its President from 1985 to 1993, its Chief Executive Officer from 1986 to 1993 and its Chairman of the Board from 1987 to February 1993, when it merged with the Perkin-Elmer Corporation, a manufacturer of analytical instruments. Mr. Marion served as Vice President of Perkin-Elmer Corporation and President of its Applied Biosystems Division until his retirement in February 1995. Mr. Marion is presently a management consultant and also a director of Cygnus, Inc., Applied Imaging Corp., Alpha M.O.S., Aclara Biosciences Corp., Integrated Biosystems Inc. and Quantum Dot Corp.

         Harden M. McConnell, Ph.D., founder of the Company, has been a director of and a consultant to the Company since the Company's inception in July 1983. He is the Robert Eckles Swain Professor of Physical Chemistry at Stanford University and a member of the National Academy of Sciences. Dr. McConnell has received many awards in recognition of his scientific work, most recently these include the 1987 Pauling Medal for Chemistry and, in 1988, the National Academy of Sciences Award in Chemical Sciences. Dr. McConnell has also received the Wolf Prize (1984), the Wheland Medal (1988), the National Medal of Science (1989), the Peter Debeye Award in Physical Chemistry (1990) and the Bruker Prize of the Royal Society of Chemistry (1995). Dr. McConnell holds a Ph.D. degree from the California Institute of Technology.

         J. Allan Waitz, Ph.D., has been a director of the Company since 1990. Dr. Waitz is currently retired. Until 1992, Dr. Waitz was President and Chief Executive Officer of DNAX Research Institute of Molecular and Cellular Biology, Inc., a subsidiary of Schering-Plough Corporation, a pharmaceutical company. From 1991 through December 1996, Dr. Waitz served as chairperson of the Area Committee on Microbiology of the National Committee for Clinical Laboratory Standards.

                        THE BOARD OF DIRECTORS RECOMMENDS
                     A VOTE IN FAVOR OF EACH NAMED NOMINEE.

DIRECTOR WHOSE TERM EXPIRES AT THE ANNUAL MEETING

         Lev J. Leytes, age 45, has been a director of the Company since August 2000. He co-founded LJL BioSystems, Inc. and served as its President, Chief Executive Officer and Chairman since its inception in 1988 until it merged with the Company in August 2000. Prior to the founding of LJL BioSystems, Mr. Leytes worked in various technical and management positions at Beckman Instruments, Inc., a life sciences company, as well as the Company. Mr. Leytes holds an M.S. in engineering from the Moscow Engineering Institute.

BOARD COMMITTEES AND MEETINGS

         During the fiscal year ended December 31, 2000 the Board of Directors held six meetings. The Board has an Audit Committee and a Compensation Committee. The Board does not have a nominating committee.

         The Audit Committee meets with the Company's independent auditors at least annually to review the results of the annual audit and discuss the financial statements; recommends to the Board the independent auditors to be retained; oversees the independence of the independent auditors; evaluates the independent auditors' performance; and receives and considers the independent auditors' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee is composed of three directors: Dr. McConnell, Dr. Goddard and Mr. Bowman. It met one time during the fiscal year ended December 31, 2000. All members of the Company's Audit Committee are independent (as independence is defined in Rule 4200(a)(14) of the NASD listing standards). The Audit Committee has adopted a written Audit Committee Charter that is attached hereto as Appendix A.

         The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards stock options to employees and consultants under the Company's stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee is composed of three outside directors: Mr. Anderson, Mr. Marion and Dr. Waitz. It met one time during the fiscal year ended December 31, 2000.

         During the fiscal year ended December 31, 2000, all directors except Mr. Alafi, Dr. Goddard and Dr. McConnell attended at least 75% of the aggregate of the meetings of the Board and of the committees on which they served, held during the period for which they were a director or committee member, respectively.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS (1)

         The audit committee oversees the Company's financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

         The committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the committee under auditing standards generally accepted in the United States, including those described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees" and discussed and reviewed results of the independent auditors' examination of the financial statements. In addition, the committee has discussed with the independent auditors the auditors' independence from management and the Company and received a letter and other written disclosures from independent auditors, as required by the Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees." The committee also considered whether provision of non-audit services are compatible with maintaining auditor's independence.

         The committee discussed with the Company's independent auditors the overall scope and plans for their audits. The committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The committee held one meeting during fiscal year 2000.

         In reliance on the reviews and discussions referred to above, the committee recommended to the board of directors (and the board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission. The committee has recommended to the board or directors the selection of the Company's independent auditors.

AUDIT COMMITTEE
A. Blaine Bowman
Paul Goddard, Ph.D.
Harden M. McConnell, Ph.D.

--------
(1) This material in this report is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

                                   PROPOSAL 2

                 APPROVAL OF 1995 STOCK OPTION PLAN, AS AMENDED

         In October 1995, the Board of Directors adopted, and the stockholders subsequently approved, the Company's 1995 Stock Option Plan (the "Option Plan"). In January 1999, the Board amended the Option Plan to make certain technical amendments and to increase the number of shares of the Company's Common Stock authorized for issuance to 2,750,000 shares. The stockholders subsequently approved such amendment.

         As of February 15, 2001, options (net of canceled or expired options) covering an aggregate of 1,235,563 shares of the Company's Common Stock had been granted and were outstanding under the Option Plan, and only 313,211 shares of Common Stock (plus any shares that might in the future be returned to the Option Plan as a result of cancellations or expiration of options or the reacquisition by the Company of issued shares) remained available for future grant under the Option Plan.

         In August 2000, the Company completed its acquisition of LJL BioSystems, Inc. As part of the merger, the Company assumed LJL BioSystems' 1994 Equity Incentive Plan, 1997 Stock Plan and 1998 Directors' Stock Option Plan (the "LJL Plans"), and all outstanding options to purchase shares of LJL BioSystems common stock were converted into options to purchase Common Stock of the Company. As of February 15, 2001, options to acquire 260,406 shares of the Company's Common Stock were outstanding under the LJL Plans, and an aggregate of 529,009 shares of the Company's Common Stock remained available for grant under the LJL Plans.

         In February 2001, the Board amended the Company's Option Plan, subject to stockholder approval, to increase the number of shares of Common Stock authorized for issuance under the Option Plan by 1,000,000 shares. The Board has approved, subject to stockholder approval of this Proposal 2, an amendment to the LJL Plans to prohibit future grants under the plans and to decrease the aggregate number of shares authorized for issuance under the plan to the number of shares subject to outstanding options under the plan. Because the integration of LJL BioSystems with the Company has been completed, the Board believes it to be in the best interests of the Company to grant options in the future to employees under a single plan, the Company's Option Plan. However, the amendment of the LJL Plans will not become effective unless Proposal 2 is approved by the stockholders. Based on the number of shares subject to outstanding options as of February 15, 2001, the net effect of the amendment of the Company's Option Plan and the amendment of the LJL Plans is an increase in the number of shares authorized under the Company's employee equity incentive plans of 470,991 shares. The Board adopted these amendments in order to ensure that the Company can continue to grant stock options at levels determined appropriate by the Board.

        In April 2001, the Board approved an amendment to the Option Plan to eliminate certain provisions that concern the repricing of options granted thereunder. These provisions had expressly conferred authority on the Board to offer optionholders the opportunity to replace outstanding higher priced options with new lower priced options in the event of a decline in the value of the Company's Common Stock.

         Stockholders are requested in this Proposal 2 to approve the Company's 1995 Stock Option Plan, as amended, to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by 1,000,000 shares (resulting in a net increase in the shares authorized for issuance under the Company's employee equity incentive plans of 470,991 shares based on a concurrent reduction in the number of shares authorized under the LJL Plans, as described above). To summarize, if this proposal is approved: a) The aggregate number of shares of common stock authorized for issuance under the 1995 Stock Option Plan will be increased by 1,000,000 shares, b) the LJL Plans will be amended to decrease the aggregate number of shares of common stock authorized for issuance under the plans by 529,009, and c) the net increase in shares authorized for issuance under the Company's employee equity incentive plans will be 470,991. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the amendment to the Company's Option Plan. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved. For purposes of this vote abstentions and broker non-votes will not be counted for any purpose in determining whether this matter has been approved.

                        THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 2.

         The essential features of the Option Plan are outlined below:

GENERAL

         The Option Plan provides for the grant of both incentive and nonstatutory stock options. Incentive stock options granted under the Option Plan are intended to qualify as "incentive stock options" within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Nonstatutory stock options granted under the Option Plan are not intended to qualify as incentive stock options under the Code. See "Federal Income Tax Information" for a discussion of the tax treatment of options.

PURPOSE

         The Board adopted the Option Plan to provide a means by which employees, directors and consultants of the Company and its affiliates may be given an opportunity to purchase stock in the Company, to assist in retaining the services of such persons, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum efforts for the success of the Company and its affiliates. All of the approximately 370 employees, directors and consultants of the Company and its affiliates are eligible to participate in the Option Plan.

ADMINISTRATION

         The Board administers the Option Plan. Subject to the provisions of the Option Plan, the Board has the power to construe and interpret the Option Plan and to determine the persons to whom and the dates on which options will be granted, the number of shares of Common Stock to be subject to each option, the time or times during the term of each option within which all or a portion of such option may be exercised, the exercise price, the type of consideration and other terms of the option.

         The Board has the power to delegate administration of the Option Plan to a committee composed of not fewer than two members of the Board. In the discretion of the Board, a committee may consist solely of two or more outside directors in accordance with Section 162(m) of the Code or solely of two or more non-employee directors in accordance with Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Board has not delegated administration of the Option Plan to a committee of the Board. As used herein with respect to the Option Plan, the "Board" refers to any committee the Board appoints as well as to the Board itself.

         The regulations under Section 162(m) of the Code require that the directors who serve as members of the committee must be "outside directors." The Option Plan provides that, in the Board's discretion, directors serving on the committee may be "outside directors" within the meaning of Section 162(m). This limitation would exclude from the committee directors who are (i) current employees of the Company or an affiliate, (ii) former employees of the Company or an affiliate receiving compensation for past services (other than benefits under a tax-qualified pension Option Plan), (iii) current and former officers of the Company or an affiliate, (iv) directors currently receiving direct or indirect remuneration from the Company or an affiliate in any capacity (other than as a director), and (v) any other person who is otherwise considered an "outside director" for purposes of Section 162(m). The definition of an "outside director" under Section 162(m) is generally narrower than the definition of a "non-employee director" under Rule 16b-3 of the Exchange Act.

ELIGIBILITY

         Incentive stock options may be granted under the Option Plan only to employees (including officers) of the Company and its affiliates. Employees (including officers), directors and consultants of both the Company and its affiliates are eligible to receive nonstatutory stock options under the Option Plan.

         No option may be granted under the Option Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or any affiliate of the Company, unless the exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and the term of the option does not exceed five years from the date of grant. In addition, the aggregate fair market value, determined at the time of grant, of the shares of Common Stock with respect to which incentive stock options are exercisable for the first time by an optionholder during any calendar year (under the Option Plan and all other such plans of the Company and its affiliates) may not exceed $100,000.

         No person may be granted options under the Option Plan exercisable for more than 500,000 shares of Common Stock during any calendar fiscal year (the "Section 162(m) Limitation").

STOCK SUBJECT TO THE OPTION PLAN

         Subject to this Proposal, an aggregate of 2,750,000 shares of Common Stock, plus up to 1,000,000 shares issuable in connection with the Company's terminated 1988 Stock Option Plan (the "1988 Plan"), is reserved for issuance under the Option Plan. If options granted under the Option Plan or the 1988 Plan expire or otherwise terminate without being exercised, the shares of Common Stock not acquired pursuant to such options again becomes available for issuance under the Option Plan. If the Company reacquires unvested stock issued under the Option Plan, the reacquired stock will not again become available for reissuance under the Option Plan.

TERMS OF OPTIONS

         The following is a description of the permissible terms of options under the Option Plan. Individual option grants may be more restrictive as to any or all of the permissible terms described below.

         EXERCISE PRICE; PAYMENT. The exercise price of incentive stock options may not be less than 100% of the fair market value of the stock subject to the option on the date of the grant and, in some cases (see "Eligibility" above), may not be less than 110% of such fair market value. The exercise price of nonstatutory options may not be less than 85% of the fair market value of the stock on the date of grant and, in some cases (see "Eligibility" above), may not be less than 110% of such fair market value. If options were granted with exercise prices below market value, deductions for compensation attributable to the exercise of such options could be limited by Section 162(m) of the Code. See "Federal Income Tax Information." As of March 26, 2001, the closing price of the Company's Common Stock as reported on the Nasdaq National Market System was $45.50 per share.

         The exercise price of options granted under the Option Plan must be paid either in cash at the time the option is exercised or at the discretion of the Board, (i) by delivery of other Common Stock of the Company, (ii) pursuant to a deferred payment arrangement or (iii) in any other form of legal consideration acceptable to the Board.

         OPTION EXERCISE. Options granted under the Option Plan may become exercisable in cumulative increments ("vest") as determined by the Board. Shares covered by currently outstanding options under the Option Plan typically vest at the rate of 20-25% per year during the optionholder's employment by, or service as a director or consultant to, the Company or an affiliate (collectively, "service"). Shares covered by options granted in the future under the Option Plan may be subject to different vesting terms. The Board has the power to accelerate the time during which an option may vest or be exercised. In addition, options granted under the Option Plan may permit exercise prior to vesting, but in such event the optionholder may be required to enter into an early exercise stock purchase agreement that allows the Company to repurchase unvested shares, generally at their exercise price, should the optionholder's service terminate before vesting. To the extent provided by the terms of an option, an optionholder may satisfy any federal, state or local tax withholding obligation relating to the exercise of such option by a cash payment upon exercise, by authorizing the Company to withhold a portion of the stock otherwise issuable to the optionholder, by delivering already-owned Common Stock of the Company or by a combination of these means.

         TERM. The maximum term of options under the Option Plan is 10 years, except that in certain cases (see "Eligibility") the maximum term is five years. Options under the Option Plan generally terminate three months after termination of the optionholder's service unless (i) such termination is due to the optionholder's disability, in which case the option may, but need not, provide that it may be exercised (to the extent the option was exercisable at the time of the termination of service) at any time within 12 months of such termination; (ii) the optionholder dies before the optionholder's service has terminated, or within a period specified in the option after termination of such service, in which case the option may, but need not, provide that it may be exercised (to the extent the option was exercisable at the time of the optionholder's death) within 18 months of the optionholder's death by the person or persons to whom the rights to such option pass by will or by the laws of descent and distribution; or (iii) the option by its terms specifically provides otherwise. An optionholder may designate a beneficiary who may exercise the option following the optionholder's death. Individual option grants by their terms may provide for exercise within a longer period of time following termination of service.

RESTRICTIONS ON TRANSFER

         The optionholder may not transfer an incentive stock option otherwise than by will or by the laws of descent and distribution. During the lifetime of the optionholder, only the optionholder may exercise an incentive stock option. In addition to transfers effective on death, an optionee may transfer a nonstatutory stock option pursuant to certain domestic relations orders and the transferee may then exercise such option according to its terms. Except as noted above, options granted under the Option Plan are generally nontransferable. Shares subject to repurchase by the Company under an early exercise stock purchase agreement may be subject to restrictions on transfer that the Board deems appropriate.

ADJUSTMENT PROVISIONS

         Transactions not involving receipt of consideration by the Company, such as a merger, consolidation, reorganization, stock dividend or stock split, may change the class and number of shares of Common Stock subject to the Option Plan and outstanding options. In that event, the Option Plan will be appropriately adjusted as to the class and the maximum number of shares of Common Stock subject to the Option Plan and the Section 162(m) Limitation, and outstanding options will be adjusted as to the class, number of shares and price per share of Common Stock subject to such options.

EFFECT OF CERTAIN CORPORATE EVENTS

         The Option Plan provides that, in the event of a dissolution, liquidation or sale of substantially all of the assets of the Company, specified types of merger, or other corporate reorganization ("change in control"), to the extent permitted by law, any surviving corporation will be required to either assume options outstanding under the Option Plan or substitute similar options for those outstanding under the Option Plan, or such outstanding options will continue in full force and effect. If any surviving corporation declines to assume options outstanding under the Option Plan, or to substitute similar options, then, with respect to optionholders whose service has not terminated, the vesting and the time during which such options may be exercised may, at the discretion of the Board, be accelerated. An outstanding option will terminate if the optionholder does not exercise it before a change in control. The acceleration of an option in the event of an acquisition or similar corporate event may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of the Company.

DURATION, AMENDMENT AND TERMINATION

         The Board may suspend or terminate the Option Plan without stockholder approval or ratification at any time or from time to time. Unless sooner terminated, the Option Plan will terminate on October 29, 2005.

         The Board may also amend the Option Plan at any time or from time to time. However, no amendment will be effective unless approved by the stockholders of the Company within 12 months before or after its adoption by the Board if the amendment would (i) modify the requirements as to eligibility for participation (to the extent such modification requires stockholder approval in order for the Option Plan to satisfy Section 422 of the Code, if applicable, or Rule 16b-3 of the Exchange Act); (ii) increase the number of shares reserved for issuance upon exercise of options; or (iii) change any other provision of the Option Plan in any other way if such modification requires stockholder approval in order to comply with Rule 16b-3 of the Exchange Act or satisfy the requirements of Section 422 of the Code or any securities exchange listing requirements. The Board may submit any other amendment to the Option Plan for stockholder approval, including, but not limited to, amendments intended to satisfy the requirements of Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limitation on the deductibility of compensation paid to certain employees.

FEDERAL INCOME TAX INFORMATION

         Long-term capital gains currently are generally subject to lower tax rates than ordinary income or short-term capital gains. The maximum long-term capital gains rate for federal income tax purposes is currently 20% while the maximum ordinary income rate and short-term capital gains rate is 39.6%. Slightly different rules may apply to optionholders who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

         INCENTIVE STOCK OPTIONS. Incentive stock options under the Option Plan are intended to be eligible for the favorable federal income tax treatment accorded "incentive stock options" under the Code.

         There generally are no federal income tax consequences to the optionholder or the Company by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the optionholder's alternative minimum tax liability, if any.

         If an optionholder holds stock acquired through exercise of an incentive stock option for at least two years from the date on which the option is granted and at least one year from the date on which the shares are transferred to the optionholder upon exercise of the option, any gain or loss on a disposition of such stock will be a long-term capital gain or loss.

         Generally, if the optionholder disposes of the stock before the expiration of either of these holding periods (a "disqualifying disposition"), then at the time of disposition the optionholder will realize taxable ordinary income equal to the lesser of (i) the excess of the stock's fair market value on the date of exercise over the exercise price, or (ii) the optionholder's actual gain, if any, on the purchase and sale. The optionholder's additional gain or any loss upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the stock was held for more than one year.

         To the extent the optionholder recognizes ordinary income by reason of a disqualifying disposition, the Company will generally be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

         NONSTATUTORY STOCK OPTIONS. Nonstatutory stock options granted under the Option Plan generally have the following federal income tax consequences:

         There are no tax consequences to the optionholder or the Company by reason of the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the optionholder normally will recognize taxable ordinary income equal to the excess, if any, of the stock's fair market value on the date of exercise over the option exercise price. However, to the extent the stock is subject to certain types of vesting restrictions, the taxable event will be delayed until the vesting restrictions lapse unless the participant elects to be taxed on receipt of the stock. With respect to employees, the Company is generally required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionholder.

         Upon disposition of the stock, the optionholder will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option (or vesting of the stock). Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year. Slightly different rules may apply to optionholders who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

         POTENTIAL LIMITATION ON COMPANY DEDUCTIONS. Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain "covered employees" in a taxable year to the extent that compensation to such covered employee exceeds $1 million. It is possible that compensation attributable to stock options, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.

         Certain kinds of compensation, including qualified "performance-based compensation," are disregarded for purposes of the deduction limitation. In accordance with Treasury regulations issued under Section 162(m), compensation attributable to stock options will qualify as performance-based compensation if the option is granted by a compensation committee comprised solely of "outside directors" and either (i) the plan contains a per-employee limitation on the number of shares for which options may be granted during a specified period, the per-employee limitation is approved by the stockholders, and the exercise price of the option is no less than the fair market value of the stock on the date of grant, or (ii) the option is granted (or exercisable) only upon the achievement (as certified in writing by the compensation committee) of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, and the option is approved by stockholders.



                                   PROPOSAL 3

       APPROVAL OF INCREASE IN NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

         The Board of Directors has adopted, subject to stockholder approval, an amendment to the Company's Restated Certificate of Incorporation to increase the Company's authorized number of shares of Common Stock from 30,000,000 shares to 60,000,000 shares.

         The additional Common Stock to be authorized by adoption of the amendment would have rights identical to the currently outstanding Common Stock of the Company. Adoption of the proposed amendment and issuance of the Common Stock would not affect the rights of the holders of currently outstanding Common Stock of the Company, except for effects incidental to increasing the number of shares of the Company's Common Stock outstanding, such as dilution of the earnings per share and voting rights of current holders of Common Stock. If the amendment is adopted, it will become effective upon filing of a Certificate of Amendment of the Company's Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

         In addition to the 16,331,167 shares of Common Stock outstanding at December 31, 2000, the Board has reserved 2,881,278 shares for issuance upon exercise of options and rights granted under the Company's stock option and stock purchase plans.

         Although at present the Board of Directors has no other plans to issue the additional shares of Common Stock, it desires to have such shares available to provide additional flexibility to use its capital stock for business and financial purposes in the future. The additional shares may be used, without further stockholder approval, for various purposes including, without limitation, raising capital, providing equity incentives to employees, officers or directors, establishing strategic relationships with other companies and expanding the company's business or product lines through the acquisition of other businesses or products.

         The additional shares of Common Stock that would become available for issuance if the proposal were adopted could also be used by the Company to oppose a hostile takeover attempt or delay or prevent changes in control or management of the Company. For example, without further stockholder approval, the Board could strategically sell shares of Common Stock in a private transaction to purchasers who would oppose a takeover or favor the current Board. Although this proposal to increase the authorized Common Stock has been prompted by business and financial considerations and not by the threat of any hostile takeover attempt (nor is the Board currently aware of any such attempts directed at the Company), nevertheless, stockholders should be aware that approval of proposal could facilitate future efforts by the Company to deter or prevent changes in control of the Company, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices.

         The Company's audited consolidated financial statements, management's discussion and analysis of financial condition and results of operations, and certain supplementary financial information are incorporated by reference to pages 22 through 52 of the Company's 2000 annual report to stockholders.

         The affirmative vote of the holders of a majority of the shares of the Common Stock will be required to approve this amendment to the Company's Restated Certificate of Incorporation. As a result, abstentions and broker non-votes will have the same effect as negative votes.

                        THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 3.

                                   PROPOSAL 4

                RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

         The Board of Directors has selected Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2001 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company's financial statements since its inception in 1983. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

         Stockholder ratification of the selection of Ernst & Young LLP as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

         The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

DISCLOSURE OF AUDITOR FEES

         In addition to retaining Ernst & Young LLP, the Company's independent auditors, to audit the consolidated financial statements for fiscal year 2000, the Company and its subsidiaries retained Ernst & Young LLP to provide other services and expect to continue to do so in the future. The aggregate fees incurred for professional services rendered by Ernst & Young LLP relating to the fiscal year ended December 31, 2000 were:

         AUDIT FEES: $207,234 for services rendered relating to the annual audit of the Company's consolidated financial statements for the fiscal year ended December 31, 2000 and the quarterly reviews of the consolidated financial statements included in the Company's quarterly reports on Form 10-Q filed during fiscal year 2000.

         FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES: The Company did not engage Ernst & Young LLP to provide advice to the Company regarding financial information systems design and implementation during fiscal year 2000.

         ALL OTHER FEES: $376,000 for all other services rendered during fiscal year 2000. Of these fees, $229,000 relate to audit related services (which typically include fees for accounting consultations, SEC Registration Statements, and statutorily required audits in certain locations outside the United States where the Company has operations).

                        THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 4.

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the ownership of the Company's Common Stock as of February 15, 2001 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

                                                                             BENEFICIAL OWNERSHIP (1)
                                                                    NUMBER OF SHARES          PERCENT OF CLASS
                                                                    ----------------          ----------------
Kopp Investment Advisors, Inc.............................                 2,140,457                      13.0%
     7701 France Ave. South, Ste. 500
     Edina, Minnesota 55435
T. Rowe Price Associates, Inc.............................                 1,183,849                       7.2%
     100 E. Pratt Street
     Baltimore, Maryland 21202
Scudder Kemper Investments, Inc...........................                   877,670                       5.3%
     345 Park Avenue
     New York, New York 10154
Pilgrim Baxter & Associates, Ltd..........................                   843,100                       5.1%
     825 Duportail Road
     Wayne, Pennsylvania 19087
Moshe H. Alafi(2).........................................                   333,540                       2.0%
Harden M. McConnell, Ph.D.(3).............................                   262,000                       1.6%
A. Blaine Bowman(4).......................................                    67,500                          *
David L. Anderson(5)......................................                    54,407                          *
Joseph D. Keegan, Ph.D.(6)................................                    44,902                          *
Robert J. Murray(7).......................................                    34,259                          *
Paul Goddard, Ph.D.(8)....................................                    27,500                          *
J. Allan Waitz, Ph.D.(9)..................................                    17,500                          *
Timothy A. Harkness(10)...................................                    14,942                          *
Tony M. Lima(11)..........................................                    14,646                          *
Andre F. Marion(12).......................................                    12,000                          *
John S. Senaldi(13).......................................                     7,918                          *
Lev J. Leytes                                                                  1,412                          *
All directors and executive officers as a group
(17 persons)(14)..........................................                   961,939                       5.8%

---------------

* Less than one percent

(1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the "SEC") . Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 16,452,359 shares outstanding on February 15, 2001, adjusted as required by rules promulgated by the SEC.
(2) Includes 306,040 shares beneficially owned by Alafi Capital Company, of which Mr. Alafi, a director of the Company, is a general partner, and 27,500 shares that may be acquired within 60 days after February 15, 2001 pursuant to outstanding stock options.
(3) Includes 251,000 shares held by the Harden M. McConnell and Sophia G. McConnell Trust, of which Dr. McConnell is a co-trustee, and 11,000 shares that may be acquired within 60 days after February 15, 2001 pursuant to outstanding stock options.
(4) Includes 27,500 shares that may be acquired within 60 days after February 15, 2001 pursuant to outstanding stock options.
(5) Includes 26,907 shares beneficially owned by Anvest, L.P., of which Mr. Anderson is a general partner, and 27,500 shares that may be acquired within 60 days after February 15, 2001 pursuant to outstanding stock options. Mr. Anderson disclaims beneficial ownership of shares held by Sutter Hill Ventures and Anvest, L.P., and individuals and entities associated with Sutter Hill Ventures and Anvest, L.P., except as to the shares held of record in his name and his proportionate partnership interest in the shares held of record by Sutter Hill Ventures and Anvest, L.P.
(6) Includes 39,750 shares that may be acquired within 60 days after February 15, 2001 pursuant to outstanding stock options.
(7) Includes 8,625 shares that may be acquired within 60 days after February 15, 2001 pursuant to outstanding stock options.
(8) Includes 27,500 shares that may be acquired within 60 days after February 15, 2001 pursuant to outstanding stock options.
(9) Includes 17,500 shares that may be acquired within 60 days after February 15, 2001 pursuant to outstanding stock options.
(10) Includes 11,250 shares that may be acquired within 60 days after February 15, 2001 pursuant to outstanding stock options.
(11) Includes 13,250 shares that may be acquired within 60 days after February 15, 2001 pursuant to outstanding stock options.
(12) Includes 12,000 shares that may be acquired within 60 days after February 15, 2001 pursuant to outstanding stock options.
(13) Includes 4,600 shares that may be acquired within 60 days after February 15, 2001 pursuant to outstanding stock options
(14) Includes 583,947 shares held by entities affiliated with certain directors and 271,340 shares that certain directors and officers have the right to acquire within 60 days after February 15, 2001 pursuant to the exercise of outstanding stock options and/or periodic stock grant rights. See Footnotes
     (2) through (13).

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

         To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2000, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with; except that Dr. Modlin was delinquent in reporting two transactions in Decebmer 2000 and reported an incorrect number of shares owned due to an error made in a previous year. This error was corrected by amending his previous Form 3 report.



                        EXECUTIVE OFFICERS OF THE COMPANY

         The executive officers and certain key employees of the Company and their ages and positions as of February 15, 2000 are as follows:


NAME                                          AGE      POSITION
----                                          ---      --------
Joseph D. Keegan, Ph.D..................      47       President, Chief Executive Officer
Timothy A. Harkness.....................      34       Vice President, Chief Financial Officer
Gillian M.K. Humphries, Ph.D............      63       Vice President, Assay and Reagent R&D
Tony M. Lima............................      42       Vice President, Sales and Service
Douglas N. Modlin, Ph.D. ...............      48       Vice President, Instrument Technology R&D
Robert J. Murray........................      53       Vice President, Operations
John S. Senaldi.........................      36       Vice President, Marketing
Patricia C. Sharp.......................      57       Vice President, Human Resources
Andrew T. Zander, Ph.D. ................      55       Vice President, Engineering


         Joseph D. Keegan, Ph.D., was appointed as President and Chief Executive Officer of the Company effective March 30, 1998. From 1992 to 1998, Dr. Keegan served in various positions at Becton Dickinson and Company, a research and diagnostic company, including the positions of Vice President, Sales and Service, Vice President, General Manager of the Immunocytometry Systems Division and, most recently, President of the Worldwide Tissue Culture Business. From 1987 to 1992, he was employed by LEICA, Inc., a microscope manufacturer, where he held various senior management positions. Dr. Keegan is a member of the Board of Directors of Argonex, Inc. Dr. Keegan holds a Ph.D. in Chemistry from Stanford University.

         Timothy A. Harkness has served as Vice President, Finance and Chief Financial Officer of the Company since July 1998. From 1997 to 1998, Mr. Harkness was Vice President of Business Development at Vivra Specialty Partners, a physician practice management company. Previously, Mr. Harkness was with Montgomery Securities in the Health Care Investment Banking Group from 1994 to 1997 and with Arthur Andersen & Co. from 1989 to 1992. Mr. Harkness holds an MBA from Stanford University Graduate School of Business and is a CPA.

         Gillian M.K. Humphries, Ph.D., has served as a Vice President of the Company since March 1990. Dr. Humphries served as a consultant to the Company since its inception in 1983. In 1984, Dr. Humphries joined the Company on a full time basis as a research scientist and, from 1985 to 1990, she served as Director of MAXline and Cytosensor Development. Dr. Humphries holds a Ph.D. in Biochemistry from Stanford University and an MS in Biochemistry from San Jose State University.

         Tony M. Lima has served as Vice President, Sales and Service, of the Company since July 1998. Previously, Mr. Lima was Manager, Sales and Marketing at Cavro Scientific Instruments during a portion of 1998,

President/CEO of Aydius, Inc. from 1996 to 1997, and Vice President, Customer Services of Behring Diagnostics (formerly Syva Company) from May 1995 to March 1996. From 1981 to May 1995 he was employed by Syva Co., a global clinical diagnostics company, where he held various senior management positions in England, Belgium and the United States. Mr. Lima holds a higher TEC Degree in Electronics from Kingston College London, England.

         Douglas N. Modlin, Ph.D., joined the Company in August 2000 when it merged with LJL BioSystems, Inc., and was appointed as Vice President of Instrument Technology Research and Development in October 2000. Since October 1997, Dr. Modlin worked at LJL BioSystems as Vice President of Instrumentation Systems Research and Development and served as Senior Director of Research and Development since December 1996. Prior to that, Dr. Modlin was the Manager of Advanced Test Systems Development at Micro Module Systems, Inc., from November 1995 to December 1996, and was the Associate Technical Director of Research at the Company August 1993 to October 1995. From November 1991 to August 1993, Dr. Modlin was the Program Manager of Diagnostic Instrumentation for Affymax NV, a drug discovery company. Dr. Modlin holds a B.S. in electrical engineering from the California Polytechnic State University, San Luis Obispo, and an M.S. and Ph.D in electrical engineering from Stanford University.

         Robert J. Murray has served as a Vice President, in charge of Worldwide Operations, since July 1995. Mr. Murray served as the Company's Director of Operations from 1993 to 1995. During 1993, Mr. Murray was a consultant to Tandem Computers, Incorporated, a computer manufacturer. From 1991 to 1993, Mr. Murray was Vice President of Marketing and Manufacturing at Electromer Corporation, an electronic component company, and from 1989 to 1991, as Vice President and General Manager of Comptronix Corp., a contract manufacturing company. Prior to that, Mr. Murray was Vice President of Operations of Gould, Inc., a diversified conglomerate. Mr. Murray holds an M.S. in Electrical Engineering from San Jose State University and a B.S. from the University of California at Davis.

         John S. Senaldi has served as Vice President, in charge of Worldwide Marketing of the Company since August 1998. From 1993 to 1998, Mr. Senaldi served in various management positions at Becton Dickinson and Company, a research and diagnostic company, including the positions of Director of Business Development and Senior Product Manager in both Europe and North America for Becton's Diabetes Healthcare business. Most recently, he was in a Program Management role for Becton's Immunocytometry Systems Division. Prior to joining Becton Dickinson, Mr. Senaldi held various management positions in manufacturing and marketing with General Electric Company's Medical Systems Business Group and in engineering functions with several start-up medical diagnostic companies. Mr. Senaldi holds an MBA from Harvard Business School, an MSEE from Rensselaer Polytechnic Institute and a B.S. in Engineering from Trinity College.

         Patricia C. Sharp was appointed as Vice President of Human Resources of the Company effective September 2000. From 1997 to 2000, Ms. Sharp served as a Human Resources consultant at Sharp Associates Consulting specializing in Human Resources management, leadership and organizational development. Previously, Ms. Sharp was with Apple Computer, Inc., as Senior Vice President, Human Resources. Ms. Sharp has a B.A. in Behavioral Sciences from San Jose State University.

         Andrew T. Zander, Ph.D., joined the Company as Vice President, Engineering in March 2000. Dr. Zander came to the Company from Transgenomic, where he was Vice President, Research and Development, and prior to that he was at Varian Associates for 12 years, where he was a Director of Research for Varian's corporate R&D activities. Before Varian, he had worked at Perkin-Elmer and Beckman. As an Officer in the U.S. Naval Reserve, he worked with the Office of Naval Research as a Scientific Liaison Officer. Dr. Zander hold a B.S. in Chemistry from the University of Illinois and a Ph.D. in Analytical Chemistry from the University of Maryland.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

         For the year 2001, each member of the Company's Board of Directors will receive $1,000 for each Board meeting attended by such director and $500 for each Board committee meeting attended. In addition, the members of the Board may be reimbursed for out-of-pocket and travel expenses incurred in connection with attendance at Board and committee meetings.

         Since the Company was founded in 1983 through the end of fiscal year 2000, Dr. McConnell provided consulting services to the Company regarding, among other matters, the Company's research and development activities and business strategy. Dr. McConnell was paid $5,000 per month for such services. This consulting arrangement ended on December 31, 2000.

         During 1995, the Board adopted the 1995 Non-Employee Directors' Stock Option Plan (the "Directors' Plan") to provide for the automatic grant of options to purchase shares of Common Stock to non-employee directors of the Company ("Non-Employee Directors"). The maximum number of shares of Common Stock that may be issued pursuant to options granted under the Directors' Plan is 347,500.

         Pursuant to the terms of the Directors' Plan, each Non-Employee Director is automatically granted an option to purchase 16,500 shares of Common Stock on the date of his or her election to the Board. On the date of adoption of the Directors' Plan, each person who was then a Non-Employee Director of the Company was granted an option to purchase 16,500 shares of Common Stock of the Company under the Directors' Plan, at an exercise price of $5.25 per share. Thereafter each Non-Employee Director is automatically granted an option to purchase an additional 16,500 shares of Common Stock under the Directors' Plan upon full vesting of any stock option previously granted to such person under the Directors' Plan. Each newly elected Non-Employee Director is automatically granted an option to purchase 10,000 shares of Common Stock on the date of his or her initial election to the Board and each Non-Employee Director will be granted an option to purchase an additional 4,000 shares of Common Stock immediately following each annual meeting of stockholders. The Company's currently existing non-employee directors will not receive any option grants under the Directors' Plan until September 2001 when their current options under the Directors' Plan fully vest, at which time they will be treated as first-time elected non-employee directors and receive the 10,000 share initial grant at that time, and will receive the 4,000 share grants at the annual meetings of stockholders thereafter.

         Outstanding options under the Directors' Plan will vest over a period of three years from the date of grant in equal annual installments. The exercise price of options granted under the Directors' Plan must equal or exceed the fair market value of the Common Stock on the date of grant. No option granted under the Directors' Plan may be exercised after the expiration of ten years from the date it was granted. Options granted under the Directors' Plan are generally non-transferable. The Board may suspend or terminate the Directors' Plan at any time. In the event of a merger or consolidation, or a reverse merger or reorganization in which the Company is not the surviving corporation, options outstanding under the Directors' Plan will automatically become fully vested and will terminate if not exercised prior to such event. Future option grants under the Directors' Plan will vest over a period of four years from the date of grant.

COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY OF COMPENSATION

         The following table shows for the fiscal years ended December 31, 1998, 1999 and 2000, compensation awarded or paid to, or earned by, the Company's Chief Executive Officer and its other four most highly compensated executive officers at December 31, 2000 (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE


                                                   ANNUAL COMPENSATION                        LONG-TERM COMPENSATION AWARDS
                                        ---------------------------------                     ------------------------------
                                                                              RESTRICTED      SECURITIES
         NAME AND PRINCIPAL                                                  STOCK AWARDS     UNDERLYING       ALL OTHER
              POSITION                  YEAR    SALARY ($)   BONUS ($)(1)         ($)         OPTIONS (#)   COMPENSATION ($)
              --------                  ----    ----------   ------------         ---         -----------   ----------------
Joseph D. Keegan, Ph.D............     2000      $325,000      $195,000                -          75,000        $14,651(3)
                                       1999       296,670       165,000                -          50,000         14,540(4)
President and Chief Executive Officer  1998       210,015       105,000         $577,500(2)      170,000        163,962(5)

Timothy A. Harkness...............     2000       189,333       100,000                -          30,000          2,104(7)
Vice President and Chief Financial     1999       177,083        79,688                -          30,000          1,859(7)
Officer                                1998        74,479        35,750         $167,500(6)       75,000         89,124(8)

Tony M. Lima......................     2000       189,000        95,000                -          25,000          1,929(7)
Vice President, Sales and Service      1999       179,170        71,688                -          30,000          2,100(7)
                                       1998        76,291        36,619                -          50,000          1,755(7)

John S. Senaldi...................     2000       172,577        80,000                -          25,000          1,792(7)
Vice President, Marketing              1999       164,170        65,668                -          30,000          1,792(7)
                                       1998        64,707        31,000          $36,875(9)       46,000         31,622(10)

Robert J. Murray..................     2000       183,750        75,000                -          22,500          1,583(7)
Vice President, Operations             1999       160,683        64,273                -          20,000          2,231(7)
                                       1998       124,600        50,000                -               -          2,161(7)

(1) Represents amounts accrued by the Company in 1998, 1999 and 2000, but paid in 1999, 2000 and 2001 at the election of the Company.
(2) Consists of an award of 30,000 shares of restricted stock valued at $577,500 on the date of grant.
(3) Consists of the following payments made by the Company: (i) $1,151 for the taxable portion of the group life insurance, (ii) $1,500 for the Company's discretionary contribution to employee's 401(k) account, and
         (iii) $12,000 for use of automobile by employee.
(4) Consists of the following payments made by the Company: (i) $1,040 for the taxable portion of group life insurance, (ii) $1,500 for the Company's discretionary contribution to employee's 401(k) account, and
         (iii) $12,000 for use of automobile by employee.
(5) Consists of the following payments made by the Company: (i) $150,000 signing bonus upon employment with the Company on March 30, 1998, (ii) $780 for the taxable portion of group life insurance (iii) $1,500 for the Company's discretionary contribution to employee's 401(k) accounts,
         (iii) $2,682 for relocation costs reimbursed to the employee, and (iv) $9,000 for automobile costs reimbursed to the employee.
(6) Consists of an award of 10,000 shares of restricted stock valued at $167,500 on the date of grant.
(7) Represents the taxable portion of group life insurance paid by the Company and the Company's discretionary contribution to employee's 401(k) account.
(8) Consists of the following payments made by the Company: (i) $87,500 signing bonus upon accepting a new position with the Company on July 9, 1998, and (ii) $1,624 for the taxable portion of group life insurance and the Company's discretionary contribution to employee's 401(k) account.
(9) Consists of an award of 2,500 shares of restricted stock valued at $36,875 on the date of grant.
(10) Consists of the following payments made by the Company: (i) $30,000 signing bonus upon accepting a position with the Company on August 6, 1998, (ii) $1,622 for the taxable portion of group life insurance and the Company's discretionary contribution to employee's 401(k) accounts.

                        STOCK OPTION GRANTS AND EXERCISES

         The Company grants options to its executive officers under its 1995 Stock Option Plan (the "Option Plan"). As of February 15, 2001, options to purchase a total of 1,235,563 shares were outstanding under the Option Plan and options to purchase 313,211 shares remained available for grant thereunder.

         The following tables show for the fiscal year ended December 31, 2000, certain information regarding options granted to, exercised by, and held at year end by, the Named Executive Officers:

                                             OPTION GRANTS IN LAST FISCAL YEAR
                                                                                                POTENTIAL REALIZABLE
                                                 OPTION GRANTS IN LAST FISCAL YEAR            VALUE AT ASSUMED ANNUAL
                                                 ---------------------------------              RATES OF STOCK PRICE
                                                     % OF TOTAL                               APPRECIATION FOR OPTION
                                       NUMBER OF       OPTIONS                                        TERM (3)
                                      SECURITIES     GRANTED TO       EXERCISE               -------------------------
                                      UNDERLYING     EMPLOYEES IN      PRICE     EXPIRATION
NAME                                  GRANTED (#)   FISCAL YEAR(1)  ($/SH) (2)      DATE          5% ($)       10% ($)
----                                  -----------   --------------  ----------      ----          ------       -------
Joseph D. Keegan, Ph.D.(4).......        75,000         9.96%         $48.00    02/07/10       $2,332,740   $5,846,897
Timothy A. Harkness(4)...........        30,000         3.99%          48.00    02/07/10          933,096   2,338,759
Tony M. Lima(4)..................        25,000         3.32%          48.00    02/07/10          777,580   1,948,966
John S. Senaldi(4)...............        25,000         3.32%          48.00    02/07/10          777,580   1,948,966
Robert J. Murray (4).............        22,500         2.99%          48.00    02/07/10          699,822   1,754,069

(1)  Based on 753,309 shares subject to options granted to employees in 2000.
(2) The exercise price is equal to 100% of the fair market value of the Common Stock on the date of the Grant.
(3) The potential realizable value is calculated based on the term of the option at its time of grant (10 years) and is calculated by assuming that the stock price on the date of grant as determined by the Board of Directors appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated price. The 5% and 10% assumed rates of appreciation are derived from the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price.
(4) The options have a ten-year term, subject to earlier termination upon death, disability or termination of employment. These options vest at the rate of 25% per year.


AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

                                                                                 NUMBER OF
                                                                                 SECURITIES
                                                                                 UNDERLYING           VALUE OF
                                                                                UNEXERCISED         UNEXERCISED
                                                                                 OPTIONS AT         IN-THE-MONEY
                                                                                 FY-END (#)      OPTIONS AT FY-END
                                     SHARES ACQUIRED            VALUE           EXERCISABLE/      ($) EXERCISABLE/
NAME                                 ON EXERCISE (#)        REALIZED ($)       UNEXERCISABLE      UNEXERCISABLE(1)
----                                 ---------------        ------------       -------------      ----------------
Joseph A. Keegan, Ph.D.........           50,000             $ 2,546,875       56,000/189,000   $2,667,750/$6,873,188
Timothy A. Harkness............           35,310               1,490,816        5,940/93,750     307,024/3,686,016
Tony M. Lima...................           4,300                 153,725        27,500/75,000    1,238,381/2,849,063
John S. Senaldi................           25,900               1,786,512        2,300/72,800     124,631/2,822,663
Robert J. Murray...............           34,999                823,227        24,500/40,000    2,151,572/1,559,928

--------------------

(1) Represents the fair market value of the underlying shares on the last day of the fiscal year ($68.4375 based on the closing sales price of the Common Stock as reported on the Nasdaq National Market) less the exercise price of the options multiplied by the number of shares underlying the option.


            EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

CHIEF EXECUTIVE OFFICER KEY EMPLOYEE AGREEMENT

         On March 11, 1998, Joseph D. Keegan, Ph.D., entered into a Key Employee Agreement with the Company that provided for the following:

         o Dr. Keegan was appointed as President and Chief Executive Officer, effective March 30, 1998 (the "Employment Date").

         o        Dr. Keegan would be paid an annual base salary of $280,000.

         o Dr. Keegan would receive a one time "signing bonus" of $150,000. Such bonus was subject to repayment if Dr. Keegan terminated his employment with the Company within the first year of his employment.

         o Dr. Keegan is eligible to receive an annual performance bonus up to 50% of his base salary based on achievement of certain goals specified by the Board.

         o The Board granted Dr. Keegan options to purchase 170,000 shares of the Company's Common Stock with an exercise price equal to the fair market value of the Common Stock on the Employment Date. The Options will vest over five years with 34,000 shares vesting on the first anniversary of the Employment Date and 8,500 shares vesting every June 30, September 30, December 30, and March 30 thereafter. Vesting ceases if Dr. Keegan's employment terminates at any time for any reason with the following exceptions: (a) Dr. Keegan is retained by the Company in a post-employment consulting position, as specified, thus providing for an additional year of vesting, or (b) if Dr. Keegan is demoted without cause, as defined in the agreement, within two years following certain defined transactions, then vesting of the remaining unvested options will accelerate such that Dr. Keegan will be fully vested with respect to the options to purchase 170,000 shares of the Company's Common Stock.

         o The Board granted Dr. Keegan an aggregate of 30,000 shares of the Company's Common Stock subject to applicable securities laws restrictions, over two years. A total of 3,750 shares will be granted following the completion of each quarter of service with the Company as President and Chief Executive Officer on June 30, 1998 and 1999, September 30, 1998 and 1999, December 30, 1998 and 1999, and March 30, 1999 and 2000.
                  Upon granting, each individual grant would fully earned and vested. Granting of stock would cease if Dr. Keegan's employment terminated at any time for any reason with the following exception: if Dr. Keegan was demoted without cause, as defined in the agreement, within two years following certain defined transactions, then granting of the remaining ungranted shares would accelerate such that Dr. Keegan would be granted a total of 30,000 shares of the Company's Common Stock. The Company agreed to loan Dr. Keegan amounts required for the payment of tax obligations related to these share grants. As of December 31, 2000, $378,825 was outstanding under these loans.

         o In the event Dr. Keegan's employment is terminated by the Company without cause, as defined in the agreement, the Company shall provide Dr. Keegan with a one-year consulting agreement, as defined, and outplacement services.

CHIEF FINANCIAL OFFICER EMPLOYEE AGREEMENT

         On July 8, 1998, Timothy A. Harkness, entered into an Employee Agreement with the Company that provided for the following:

         o Mr. Harkness was appointed as Vice President of Finance and Chief Financial Officer, effective July 9, 1998 (the "Employment Date").

         o        Mr. Harkness would be paid an annual base salary of $150,000.
                  His salary would increase to $162,000 per year in 3 months and $175,000 per year in 6 months upon certain milestone achievements.

         o        Mr. Harkness would receive a one time hiring bonus of $87,500.

         o Mr. Harkness is eligible to participate in the Company's bonus plan at 40% of his base salary prorated for employment tenure.

         o Mr. Harkness was eligible to receive options to purchase 75,000 shares of the Company's Common Stock. The options will vest over five years with 15,000 shares vesting on the first anniversary of the Employment Date and 3,750 shares vesting every quarter thereafter.

         o Mr. Harkness is eligible to receive an aggregate of 10,000 shares of the Company's Common Stock. A total of 1,250 shares would be granted following each quarter of service with the Company. Upon granting, each share will be fully earned and vested. If Mr. Harkness is terminated without cause within the first two years, then (i) the granting of shares will accelerate such that Mr. Harkness would receive 10,000 shares of the Company's Common Stock and (ii) Mr. Harkness would receive a one-time severance payment equal to the prior 6 months compensation. The Company agreed to loan Mr. Harkness amounts required for the payment of tax obligations related to these share grants. As of December 31, 2000, $148,549 was outstanding under these loans.

         o In the event of a change of control resulting in either termination or demotion, all of Mr. Harkness' stock options and shares will become fully vested on such date. In addition, Mr. Harkness would be granted a one-time severance payment equal to the last 12 months' compensation.

VICE PRESIDENT EMPLOYMENT AGREEMENT

         On July 9, 1998, Tony M. Lima, Vice President of Worldwide Sales and Service, entered into an employment agreement with the Company that provided for the following:

         o        Mr. Lima would be paid an annual base salary of $175,000.

         o Mr. Lima is eligible to participate in the Company's bonus plan at 40% of his base salary prorated from the time he has been employed, with a guaranteed minimum bonus of $30,000 under the plan for the 1998 plan year.

         o Mr. Lima was eligible to receive options to purchase 50,000 shares of the Company's Common Stock. The options will vest over five years with 10,000 shares vesting on each of the first and second anniversary of the employment date and 2,500 shares vesting quarterly following the second anniversary of the employment date.

VICE PRESIDENT EMPLOYMENT AGREEMENT

         On July 13, 1998, John S. Senaldi, Vice President of Worldwide Marketing, entered into an employment agreement with the Company that provided for the following:

         o        Mr. Senaldi would be paid an annual base salary of $160,020.
                  Mr. Senaldi would receive a one time signing bonus of $30,000.

         o Mr. Senaldi is eligible to participate in the Company's bonus plan at 40% of his base salary prorated from the time he has been employed, with a guaranteed minimum bonus of $30,000 under the plan for the 1998 plan year.

         o Mr. Senaldi was eligible to receive options to purchase 46,000 shares of the Company's Common Stock. The options will vest over five years with 10,000 shares vesting on each of the first and second anniversary of the employment date and 2,500 shares vesting quarterly following the second anniversary of the employment date.

         o Mr. Senaldi was eligible to receive an aggregate of 2,500 shares of the Company's Common Stock. The shares will be granted ratably and quarterly over a period of two years. The Company agreed to loan Mr. Senaldi amounts required for the payment of tax obligations related to these share grants. As of December 31, 2000, $36,219 was outstanding under these loans.

         o In the event of a Change of Control, all of Mr. Senaldi's stock options and shares will become fully vested at such date.

CHANGE IN CONTROL SEVERANCE BENEFIT PLAN

         In February 2001, the Board of Directors adopted a Change in Control Severance Benefit Plan to provide certain benefits and protections to designated executive officers who have not entered into individual severance benefit or change in control agreements with the Company. The plan provides that in the event of a constructive or involuntarily termination without cause within 13 months after a Change in Control, as defined in the plan, such terminated executive officer will receive (i) a lump sum payment equal to 12 months' salary, (ii) a bonus payment equal to what would have been earned at 100% of target for the year of termination, (iii) continued health insurance benefits for 12 months, unless the executive officer obtains coverage from another employer during that time, (iv) full acceleration of vesting for all outstanding options, and (v) payment for an executive assistance program lasting up to three months and not to exceed $7,500, provided that the executive officer enrolls within six months following termination. If the total amount of payments under the plan would cause the executive officer to incur "golden parachute" excise tax liability in connection with the Change in Control, then the payments will be reduced to the extent necessary to leave him or her in a better after-tax position than if no such reduction had occurred.


         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
                           ON EXECUTIVE COMPENSATION(1)

         The Compensation Committee of the Board of Directors (the "Committee") is comprised of Mr. Anderson, Mr. Marion and Dr. Waitz, none of whom has been a permanent officer or employee of the Company. The Committee is responsible for establishing the Company's compensation for executive officers.

         The goals of the compensation program are to align compensation with business objectives and performance and to enable the Company to attract, retain and reward executive officers and other key employees who contribute to the long-term success of the Company and to motivate them to enhance long-term stockholder value. To meet these goals, the Committee has adopted a mix of the compensation elements of salary, bonus and stock options.

         BASE SALARY. The Committee meets at least annually to review and approve each executive officer's salary for the ensuing year. When reviewing base salaries, the Committee considers the following factors, in order of importance: competitive pay practices, individual performance against goals, levels of responsibility, breadth of knowledge and prior experience. To provide the Committee with more information for making compensation comparisons, the Company surveys a group of comparable companies with a capitalization similar to that of the Company.

         BONUS. The bonus program is a discretionary program for executive officers and other key employees of the Company. The Committee meets in the first quarter following the year of the awards to be made to determine the amount of the bonuses. The bonus award depends on the extent to which the Company and individual performance objectives are achieved. The Company's objectives consist of operating, strategic and financial goals that are considered to be critical to the Company's fundamental long-term goal of building stockholder value. For fiscal year 2000, these goals were related to specific increases in revenue, operating income and earnings per share over the prior years.

         STOCK OPTIONS. The Option Plan maintained by the Company was established to provide employees of the Company with an opportunity to share, along with stockholders of the Company, in the long-term performance of the Company. Initial grants of stock options are generally made to eligible employees upon commencement of employment, with additional grants being made to certain employees periodically or following a significant change in the job responsibilities, scope or title of such employment. Stock options under the Options Plan generally vest over a four or five-year period and expire ten years from the date of grant. The exercise price of such options is usually 100% of the fair market value of the underlying stock on the date of grant.

----------
1 The material in this report is not "soliciting material," is not deemed "filed" with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

         Guidelines for the number of stock options for each participant under the Option Plan are generally determined by a formula established by the Committee whereby several factors are applied to the salary and performance level of each participant and then related to the approximate market price of the stock at the time of grant. In awarding stock options, the Committee considers individual performance, overall contribution to the Company, officer retention, the number of unvested stock options held by the officer and the total number of stock options to be awarded.

         Section 162(m) of the Internal Revenue Code of 1986 limits the Company to a deduction for federal income tax purposes of up to $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation." The Compensation Committee has determined that stock options granted under the Company's Option Plan with an exercise price at least equal to the fair market value of the Company's common stock on the date of grant shall be treated as "performance-based compensation" and any compensation recognized by a Named Executive Officer as a result of the grant of such a stock options is deductible by the Company.

         CEO COMPENSATION. The Committee used the same procedures described above in setting the annual salary, bonus and stock option awards for the CEO. The grant of restricted stock to Dr. Keegan was arrived at through arms-length negotiations in connection with his initial hire as CEO. The CEO's salary is determined based on comparisons with companies with a capitalization similar to that of the Company.

         SUMMARY. Through the plans described above, a significant portion of the Company's compensation program for its executive officers (including the CEO) is contingent upon the individual's and Company's performance, and realization of benefits by the CEO and the other executive officers is closely linked to increases in long-term stockholder value. The Company remains committed to this philosophy of pay for performance, recognizing that the competitive market for talented executives and the volatility of the Company's business may result in highly variable compensation during any given annual period.

                                                 COMPENSATION COMMITTEE
                                                 David L. Anderson
                                                 Andre F. Marion
                                                 J. Allan Waitz, Ph.D.


           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         As noted above, the Compensation Committee is comprised of three non-employee directors: Mr. Anderson, Mr. Marion and Dr. Waitz. Mr. Marion served as an interim chief executive officer of the Company between October 1997 and March 1998. No member of the Compensation Committee is or was formerly a permanent officer or employee of the Company. No interlocking relationship exists between the Company's Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has such interlocking relationship existed in the past.

                     PERFORMANCE MEASUREMENT COMPARISON(1)

         The following graph shows the total stockholder return of an investment of $100 in cash on December 31, 1996 for (i) the Company's Common Stock, (ii) the Nasdaq Stock Index and (iii) a peer group index comprised of all public companies using SIC Code 3826 (Laboratory Analytical Instruments) (the "Peer Group"). All values assume reinvestment of the full amount of all dividends and are calculated as of December 31 of each year:


                              [PERFORMANCE CHART]


                                                        FISCAL YEAR ENDING

COMPANY/INDEX/MARKET       12/29/1995   12/31/1996      12/31/1997      12/31/1998      12/31/1999      12/29/2000
Molecular Devices             100         148.21         202.38           207.14          495.24          651.79
Analytical Instruments        100         119.67         141.97           178.27          288.43          453.27
NASDAQ Market Index           100         124.27         152.00           214.39          378.12          237.66

                              CERTAIN TRANSACTIONS

         The Company has entered into employment agreements with certain of its executive officers. See "Employment Agreements."

----------
1 This Section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

                                  OTHER MATTERS

         The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                              By Order of the Board of Directors

                              /s/ James C. Kitch
                              ------------------------------
                              James C. Kitch
                              Secretary


April   , 2001
     --

         A COPY OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000 IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO: INVESTOR RELATIONS, MOLECULAR DEVICES CORPORATION, 1311 ORLEANS DRIVE, SUNNYVALE, CALIFORNIA 94089.

                                                                      APPENDIX A

                         CHARTER OF THE AUDIT COMMITTEE
                                     OF THE
                               BOARD OF DIRECTORS

PURPOSE:

         The purpose of the Audit Committee (the "Committee") of the Board of Directors (the "Board") of Molecular Devices Corporation, a Delaware corporation (the "Company"), shall be to make such examinations as are necessary to monitor the corporate financial reporting and the internal and external audits of the Company, to provide to the Board the results of its examinations and recommendations derived therefrom, to outline to the Board improvements made, or to be made, in internal accounting controls, to nominate independent auditors, and to provide such additional information and materials as it may deem necessary to make the Board aware of significant financial matters which require the Board's attention.

COMPOSITION:

         The Committee will be comprised of two or more members of the Board. The members of the Committee and its Chairman will be appointed by and serve at the discretion of the Board.

FUNCTIONS AND AUTHORITY:

         The operation of the Committee shall be subject to the provisions of the Bylaws of the Company, as in effect from time to time, and to Section 311 of the California General Corporation Law. The Committee shall have the full power and authority to carry out the following responsibilities:

         1. To recommend annually to the full Board the firm of certified public accountants to be employed by the Company as its independent auditors for the ensuing year.

         2. To review the engagement of the independent auditors, including the scope, extent and procedures of the audit and the compensation to be paid therefore, and all other matters the Committee deems appropriate.

         3. To have familiarity, through the individual efforts of its members, with the accounting and reporting principles and practices applied by the Company in preparing its financial statements, including, without limitation, the policies for recognition of revenues in financial statements.

         4. To review with management and the independent auditors, upon completion of their audit, financial results for the year, as reported in the Company's financial statements, or other disclosures.

         5. To assist and interact with the independent auditors in order that they may carry out their duties in the most efficient and cost effective manner.

         6. To evaluate the cooperation received by the independent auditors during their audit examination, including their access to all requested records, data and information, and elicit the comments of management regarding the responsiveness of the independent auditors to the Company's needs.

         7. To review the Company's balance sheet, profit and loss statement and statements of cash flows and stockholders' equity for each interim period, and any changes in accounting policy that have occurred during the interim period.

         8. To review and approve all professional services provided to the Company by its independent auditors and consider the possible effect of such services on the independence of such auditors.

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         9.       To consult with the independent auditors and discuss with
Company management the scope and quality of internal accounting and financial reporting controls in effect.

         10. To investigate, review and report to the Board the propriety and ethical implications of any transactions, as reported or disclosed to the Committee by the independent auditors, employees, officers, members of the Board or otherwise, between (a) the Company and (b) any employee, officer or member of the Board of the Company, or any affiliates of the foregoing.

         11. To perform such other functions and have such power as may be necessary or convenient in the efficient and lawful discharge of the foregoing.

MEETINGS:

         The Committee will hold at least one regular meeting per year and additional meetings as the Chairman or Committee deem appropriate. The President and Chief Executive Officer, Vice President and Chief Financial Officer may attend any meeting of the Committee, except for portions of the meetings where his, her or their presence would be inappropriate, as determined by the Committee Chairman.

MINUTES AND REPORTS:

         Minutes of each meeting shall be kept and distributed to each member of the Committee, members of the Board who are not members of the Committee and the Secretary of the Company. The Chairman of the Committee shall report to the Board from time to time, or whenever so requested by the Board.